Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275968

Prospectus Supplement
(To Prospectus dated December 22, 2023)

SeaStar Medical Holding Corporation

We previously entered into an at the market offering agreement (the “Offering Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) pursuant to which we may offer and sell shares of our common stock from time to time through Wainwright, acting as sales agent, under our prospectus supplement, dated April 2, 2025, and accompanying base prospectus (the “Prospectus), having an aggregate offering price of up to $7,433,000. As of July 10, 2025, we have sold $1,191,022 of our common stock pursuant to the Offering Agreement, which leaves $6,241,978 of common stock available under the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend the Offering Agreement and to terminate the continuous offering by us under the Prospectus effective on July 10, 2025. We will not make any sales of our common shares pursuant to the Offering Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Offering Agreement remains in full force and effect.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ICU.” On July 9, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.7151 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of the Prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is July 10, 2025.